News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2019 RESULTS

Yardley, PA - April 17, 2019. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2019.

Highlights

•	Earnings per share $0.77 versus $0.67 in 2018

•	Adjusted earnings per share increased to $1.05 over the $0.94 in 2018

•	Global beverage can volumes grew 3%

•	Reaffirmed full year adjusted earnings and cash flow guidance

Net sales in the first quarter were $2,755 million compared to $2,197 million in the first quarter of 2018 reflecting the impact of the Signode acquisition in April 2018 and increased beverage and food can volumes, offset by $100 million of unfavorable currency translation impact.

Income from operations was $262 million in the quarter compared to $221 million in the first quarter of 2018. Segment income increased to $315 million in the first quarter compared to $245 million in the prior year first quarter and included the impact of the Signode acquisition offset by $10 million of unfavorable currency translation impact.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We started off the year as expected, as the fundamentals underlying our global businesses remain strong.  The Company is on track for a solid 2019, and we reaffirm our free cash flow guidance of $775 million for the year.  Global beverage can volume during the quarter increased 3%, driven by robust shipments in Brazil, Europe and Southeast Asia.  The Transit Packaging business continued to perform well and is an important strategic addition to Crown’s portfolio. As expected, we were adversely impacted by currency translation and start-up costs related to the two new beverage can facilities in Europe.

"Beverage cans are the world’s most sustainable and recycled beverage packaging and are increasingly being viewed as its most responsible format.  As such, cans are gaining preference among both brand owners and consumers, as reflected by increasing offerings of new beverage products - both non-alcoholic and alcoholic - being introduced in cans versus alternative packaging formats.  To meet the rising demand for beverage cans, during the first quarter, we began production on a third line at the Company’s existing plant in Phnom Penh, Cambodia and started up a second high-speed aluminum line at our new beverage can facility in Valencia, Spain.  During the fourth quarter of 2019, we expect to begin operations at a new one-line beverage can plant in Rio Verde, central Brazil.”

Interest expense was $98 million in the first quarter of 2019 compared to $74 million in 2018 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first quarter was $103 million compared to $90 million in the first quarter of 2018. Reported diluted earnings per share were $0.77 in the first quarter of 2019 compared to $0.67 in 2018. Adjusted diluted earnings per share increased to $1.05 over the $0.94 in 2018.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

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Outlook
The Company currently expects second quarter and full year 2019 adjusted diluted earnings to be in the ranges of $1.43 to $1.53 and $5.20 to $5.40 per share, respectively.

The adjusted effective income tax rate for the full year of 2019 is expected to be between 25% and 26%, although it may vary from quarter to quarter.

Adjusted free cash flow, as defined below, is currently expected to be approximately $775 million for 2019, unchanged from previous guidance.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2019 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 18, 2019 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 25. The telephone numbers for the replay are 203-369-3432 or toll free 888-562-6205.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance and market trends in 2019, including consumer preference for beverage cans and increasing global beverage can demand; the Company’s ability to successfully complete and begin production within expected timelines at its new plant in Brazil; and the Company’s ability to generate expected earnings and cash flow in 2019 that may cause actual results to be

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2018 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$2,755	$2,197

Cost of products sold	2,210	1,808
Depreciation and amortization	122	65
Selling and administrative expense	157	90
Restructuring and other	4	13
Income from operations (1)	262	221

Pension settlements and curtailments	(14)
Other pension and postretirement	(4)	(17)
Foreign exchange	1	18
Earnings before interest and taxes	279	220
Interest expense	98	74
Interest income	(3)	(6)
Loss from early extinguishment of debt	6
Income before income taxes	178	152
Provision for income taxes	48	39
Equity earnings	1
Net income	131	113
Net income attributable to noncontrolling interests	(28)	(23)
Net income attributable to Crown Holdings	$103	$90

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.77	$0.67
Diluted	$0.77	$0.67

Weighted average common shares outstanding:
Basic	133,789,042	133,479,364
Diluted	134,437,309	133,806,636
Actual common shares outstanding	135,352,754	134,299,633

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, and the impact of fair value adjustments to inventory acquired in an acquisition.

	Three Months Ended
	March 31,
	2019	2018
Income from operations	$262	$221
Intangibles amortization (1)	49	11
Provision for restructuring and other	4	13
Segment income	$315	$245

(1) In addition to intangibles amortization charges, the amount for 2019 also includes $2 of accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain.

Segment Information

	Three Months Ended
Net Sales	March 31,
	2019	2018
	Actual	Actual
Americas Beverage	$788	$758
European Beverage	339	371
European Food	423	428
Asia Pacific	321	337
Transit Packaging	569
Total reportable segments	2,440	1,894
Non-reportable segments (2)	315	303
Total net sales	$2,755	$2,197

Segment Income
Americas Beverage	$113	$98
European Beverage	39	55
European Food	48	56
Asia Pacific	45	44
Transit Packaging	73
Total reportable segments	318	253
Non-reportable segments (2)	36	31
Corporate and other unallocated items	(39)	(39)
Total segment income	$315	$245

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2019		2018
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$103	$0.77	$90	$0.67
Intangibles amortization (1)	49	0.36	11	0.08
Provision for restructuring and other (2)	4	0.03	13	0.10
Acquisition costs (3)			24	0.18
Pension curtailment (4)	(14)	(0.10)
Loss from early extinguishment of debt (5)	6	0.04
Income taxes (6)	(10)	(0.07)	(12)	(0.09)
Noncontrolling interests (7)	3	0.02
Adjusted net income/diluted earnings per share	$141	$1.05	$126	$0.94

Effective tax rate as reported	27.0%		25.7%

Adjusted effective tax rate	26.0%		25.5%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarters of 2019 and 2018, the Company recorded charges of $47 million ($35 million net of tax) and $11 million ($8 million net of tax) for intangibles amortization arising from prior acquisitions. Also in 2019, the Company recorded a charge of $2 million ($2 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain.

(2)
In the first quarter of 2019, the Company recorded net restructuring and other charges of $4 million ($5 million net of tax) including charges of $9 million primarily related to headcount reductions in its European Division and $4 million for asset sales and impairments primarily due to losses from a fire at a production facility in Asia, offset by a gain of $9 million arising from a favorable court ruling in a lawsuit brought by one of the Company’s Brazilian subsidiaries claiming it was overcharged by the local tax authorities for indirect taxes paid in prior years. Certain other Brazilian subsidiaries of the Company have similar suits pending in other jurisdictions.

In the first quarter of 2018, the Company recorded restructuring and other charges of $13 million ($11 million net of tax) including $7 million for asset sales and impairments, $3 million for restructuring and other costs, and $3 million for transaction costs.

(3)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price for its acquisition of Signode.  In addition, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the transaction.

(4)
In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined benefit pension plan to future accrual for active members.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

(5)
In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

(6)
In the first quarter of 2019, the Company recorded income tax benefits of $10 million related to the items described above. In the first quarter of 2018, the Company recorded income tax benefits of $12 million related to the items described above.

(7)	In the first quarter of 2019, the Company recorded noncontrolling interest charges of $3 million related to the items described above.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2019 (1)	2018
Assets
Current assets
Cash and cash equivalents	$301	$2,201
Receivables, net	1,686	1,386
Inventories	1,851	1,431
Prepaid expenses and other current assets	186	243
Total current assets	4,024	5,261

Goodwill and intangible assets, net	6,554	3,621
Property, plant and equipment, net	3,734	3,322
Other non-current assets	1,045	875
Total	$15,357	$13,079

Liabilities and equity
Current liabilities
Short-term debt	$125	$32
Current maturities of long-term debt	83	61
Accounts payable and accrued liabilities	3,134	2,768
Total current liabilities	3,342	2,861

Long-term debt, excluding current maturities	8,814	7,778
Other non-current liabilities	1,699	1,328

Noncontrolling interests	368	347
Crown Holdings shareholders' equity	1,134	765
Total equity	1,502	1,112
Total	$15,357	$13,079

(1)
On January 1, 2019, the Company adopted new lease accounting guidance resulting in increases in other non-current assets and other non-current liabilities of $220. Prior period amounts have not been recast and continue to be reported in accordance with accounting guidance in effect for those periods.

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three Months Ended March 31,	2019	2018

Cash flows from operating activities
Net income	$131	$113
Depreciation and amortization	122	65
Restructuring and other	4	13
Pension expense	(2)	1
Pension contributions	(7)	(5)
Stock-based compensation	8	6
Working capital changes and other	(922)	(944)
Net cash provided by/(used for) operating activities (1)	(666)	(751)

Cash flows from investing activities
Capital expenditures	(75)	(92)
Beneficial interest in transferred receivables		175
Proceeds from sale of assets	5
Other	6	(25)
Net cash provided by/(used for) investing activities	(64)	58

Cash flows from financing activities
Net change in debt	450	2,475
Dividends paid to noncontrolling interests	(9)
Common stock repurchased	(1)	(1)
Other, net	(23)	(19)
Net cash provided by/(used for) financing activities	417	2,455

Effect of exchange rate changes on cash and cash equivalents	2	14

Net change in cash and cash equivalents	(311)	1,776
Cash and cash equivalents at January 1	659	435

Cash and cash equivalents at March 31 (2)	$348	$2,211

(1)
Adjusted free cash flow is defined by the Company as net cash from operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2019 and 2018 follows.

(2)	Cash and cash equivalents includes $47 and $10 of restricted cash at March 31, 2019 and 2018.

	Three Months Ended
	March 31,
	2019	2018
Net cash from operating activities	$(666)	$(751)
Beneficial interest in transferred receivables (3)		175
Acquisition costs		3
Adjusted cash from operating activities	(666)	(573)
Interest included in investing activities (4)	6
Capital expenditures	(75)	(92)
Adjusted free cash flow	$(735)	$(665)

(3)
Prior Subsequent to amendments to the Company’s receivables securitization program during the third quarter of 2018, certain activity that was previously reported as investing activity is now reported as operating activity.

(4)	Interest benefit of cross-currency swap included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Impact of Foreign Currency Translation by Segment (1)

Segment	Net Sales	Segment Income
Americas Beverage	$(11)	$(1)
European Beverage	(19)	(2)
European Food	(35)	(4)
Asia Pacific	(4)
Transit Packaging	(25)	(3)
Corporate and Non-Reportable	(6)
Total segment income	$(100)	$(10)

(1)
The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods.  In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Comparative Results for Transit Packaging

	Revenue		Segment Income		Depreciation (2)
	2019	2018	2019	2018	2019	2018
Q1	$569	$588	$73	$79	$15	$13
Q2		620		94		14
Q3		585		81		15
Q4		595		80		14
		$2,388		$334		$56

(2)	Amount of depreciation expense included in segment income, including step-up depreciation in 2019.

Reconciliation of Adjusted EBITDA

	Q1 2019	Q1 2018	Full Year 2018	Twelve Months ended
				March 31, 2019
Income from operations	$262	$221	$1,096	$1,137
Add:
Intangibles amortization	49	11	148	186
Fair value adjustment to inventory			40	40
Provision for restructuring and other	4	13	44	35
Segment income	315	245	1,328	1,398
Other pension and postretirement	4	17	67	54
Depreciation	73	54	277	296
Adjusted EBITDA	$392	$316	$1,672	$1,748